Exhibit 99.1

Stillwater Mining Reports 2006 First Quarter Results

          BILLINGS, Mont., April 27 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC) reported net income of $0.6 million or $0.01 per diluted share for the first quarter of 2006 on revenue of $140.0 million, compared to a net loss of $1.2 million or $0.01 per diluted share on revenue of $128.4 million for the first quarter of 2005.  The 2006 first quarter results reflect overall higher PGM prices despite lower than market realizations due to platinum forward sales, which reduced earnings by $5.4 million.  The Company on average realized $811 per ounce on platinum mine production sales and $360 per ounce for its palladium mine production sales as the palladium market price exceeded the average floor price of the Company’s long-term auto contracts.

First Quarter 2006 Highlights

*	PGM prices continue to move higher; palladium at $332 per ounce on March 31, 2006 is up over 80% in six months.
*	Consolidated PGM mine production of 146,000 ounces is in line to meet production guidance of 595,000 to 625,000 ounces for this year.
*

Total cash cost of $313 per ounce is about 4% lower than total cash cost for the full year 2005 of $324 per ounce and in line with guidance of$300 to $315 per ounce for this year.  Combined average realized price per ounce of mine production sold was $452.

*	Mine transformation is on track with primary development footage year-to-date of 13,400 feet and captive cut and fill tonnage of 320 tons per day combined from both mines.
*	Liquidation of the palladium ounces received in the 2003 Norilsk Nickel transaction, completed in the first quarter, fulfills the marketing objective and eliminates this market overhang.
*	Aggregate revenues from the two-year sales program for the palladium received in the 2003 Norilsk Nickel transaction totaled $191 million with earnings of $42 million over the two-year period.
*	Processing of recycled PGMs, up almost 28%, was higher than projected.
*	Cash and highly liquid investments total $140.1 million, up$4.2 million.

          Announcing the Company’s results, Stillwater Chairman and Chief Executive Officer, Francis R. McAllister, said “PGM market prices have moved up significantly in the last six months to the benefit of the Company’s operating results and cash flow, but do not yet reflect today’s prices due to timing and our forward contracts.  Currently, the palladium market price is above the average floor prices in our long-term auto sales contracts, resulting in the Company realizing higher palladium prices for sales of its mine production, and although forward sales and price caps have lowered the current price realization on a portion of platinum production, we realize the higher prices on the remainder.  As of March 31, 2006, the Company had forward contracts covering a total of 173,500 ounces of platinum at an overall average price of about $902 per ounce through June 2008, representing about 40% of the Company’s anticipated platinum mine production for the period of the forward contracts.”

          McAllister continued, “With the Norilsk Nickel palladium inventory now liquidated, it is worth remembering the market purpose served by Norilsk Nickel’s 2003 palladium equity investment in Stillwater Mining Company and the Company then selling the metal under long-term contracts for catalytic converters.  During the decade of the 1990’s automotive catalytic converters became a large new use of palladium, ultimately resulting in upward price pressure.  As the price for palladium reached a peak of $1,090 per ounce in January 2001, U.S. auto companies expressed a loss of confidence in sourcing palladium.  Norilsk Nickel’s palladium equity investment was intended to provide transparency and confidence in palladium availability, and today the auto industry worldwide continues to use palladium for catalytic converters.”

          McAllister added, “Critical to the market supply and demand balance, the Company’s inventory liquidation has amounted to over 6% of new palladium metal sold into the marketplace for the last two years.  With the liquidation now finished, this source of palladium, including any market overhang it represented, has been eliminated.”

          “The funding received by Stillwater in liquidating the inventory has been used, among other things, to improve our financial structure, provide funding for increasing the developed state and supporting the transformation of our mines, and to market palladium, principally as a primary jewelry metal.  The combined impact has been highly beneficial.  With this overhang eliminated and a new use for palladium established in jewelry, the markets are responding to the reduced supply and new demand with higher prices.”

          Mr. McAllister continued, “Management continues to be focused on three strategic initiatives key to the Company’s sustainability and growth: transforming our mines, marketing palladium and diversifying and growing operations.”

          “The transformation of our mines to lower-cost/higher-production operations continues as outlined in our 2005 Annual Report.  The planned adjustments to the Company’s mining methods are expected to initially result in a modest reduction in total ore tons produced with an associated increase in realized grade. Over the next three to four years, PGM production is expected to increase significantly and cost per ounce decrease similarly, better positioning the Company to produce for the long-term from its existing 24 million ounce ore reserve and the potential extensions thereof in its mineralized J-M reef material.”

          “The Company plans over time to increase mine production to design capacity, a 50% increase from 2004 levels.  Design capacity at the Stillwater Mine is approximately 2,750 ore tons per day and at the East Boulder Mine, 2,000 ore tons per day.  By 2010, the Company envisions that almost all mining at the East Boulder Mine would employ selective, captive cut and fill mining methods, while at the Stillwater Mine about 35% will be captive cut and fill mining and the remainder mechanical ramp and fill mining.  Capital spending for 2006 is projected at about $107 million, and is expected to be reduced going forward once this expanded development program is completed.”

          McAllister continued, “The Company and its operations generated positive cash flow during the first quarter of 2006, fully covering capital expenditures and debt repayments and resulting in a net increase in cash and highly liquid investments of $4.2 million.  At the end of the quarter, the Company had a total of $140.1 million of cash, cash equivalents and highly liquid short-term investments.”

          “We continue to see growing worldwide interest in palladium for use as a jewelry metal, new palladium-based applications in consumer electronics and the emergence of palladium’s role in the latest diesel emission technology which should benefit the price.”

          “In developing the market for palladium jewelry, the Company has assumed the role of a facilitator, supporting and complementing what appears to be an economically driven phenomenon.  Efforts to date include sponsoring “how-to” articles in jewelry trade magazines; working with industry trendsetters to broaden palladium exposure and potentially move the metal up-market; establishing the Palladium Alliance International, a palladium industry group to coordinate and focus promotional efforts; campaigning for regulatory recognition of palladium as a precious jewelry metal; and providing an informational website that provides a technical forum and a list of selected retailers featuring palladium jewelry.  The first quarter of 2006 reflects the continuing growth in palladium’s role internationally as a jewelry metal, with additional key jewelry fabricators adopting the metal and in some cases featuring it prominently in their retail lines.  Several have indicated their intent to display palladium lines at the major jewelry industry exhibitions later in 2006.”

          “Management continues to evaluate growth opportunities.  During the first quarter of 2006, the Company entered into an exploration agreement with a Canadian junior exploration company, committing the Company to spend up to $350,000 during 2006 on an exploratory drilling program in northwestern Ontario, Canada.  The drill program is designed to test geophysical and geochemical anomalies and prospective host rocks for PGM, nickel and copper mineralization.  If the drilling program is successful, the Company has the opportunity to commit additional funds in the future toward expanding its interest in the project.  Management intends to continue its effort to identify diversification targets and may enter into other commitments in the future.”

          Lastly Mr. McAllister commented, “The disparity between palladium and platinum prices is narrowing somewhat with the strengthening of the palladium price.  Strong demand for platinum continues, driven by growth in demand for diesel engine catalytic converters and particulate matter filters in Europe and the U.S.  Current indications from catalytic converter fabricators suggest that about 25% of the PGM loadings in diesel catalytic converters are palladium.”

          OPERATING RESULTS

          Production

          Total PGM production for the first quarter of 2006 was 146,000 ounces, which includes 113,000 ounces of palladium and 33,000 ounces of platinum at a total cash cost of $313 per ounce, compared to fourth quarter 2005 PGM production of 143,000 ounces at a total cash cost of $331 per ounce -- and 2005 average quarterly PGM production of 138,500 at a total cash cost of $324 per ounce.

          At the Stillwater Mine, PGM production in the first quarter of 2006 totaled 93,000 ounces at a total cash cost of $312 per ounce, mining at an average rate of 1,956 tons of ore per day.  This compares to 94,000 ounces at a total cash cost of $328 in the fourth quarter of 2005 at an average rate of 1,902 tons of ore per day and 105,000 ounces at a total cash cost of $298 per ounce at an average rate of 2,184 tons of ore per day in the first quarter last year.  The reduced production at the Stillwater Mine mostly is attributable to the current mix of available mining areas, and while total cash cost decreased from the fourth quarter of 2005, higher material costs and lower production resulted in higher total cash cost compared to the similar period in 2005.

          The East Boulder Mine produced 53,000 ounces of PGMs at a total cash cost of $315 per ounce from mining at an average rate of 1,692 tons of ore per day in the first quarter of 2006.  This compares to 49,000 ounces at a total cash cost of $337 per ounce at an average rate of 1,527 tons of ore per day in the fourth quarter of 2005 and 39,000 ounces at a total cash cost of $360 per ounce at an average rate of 1,316 tons of ore per day in the first quarter last year.  The increase in production at the East Boulder Mine reflects the improvements in the developed state achieved during 2005 and lower total cash cost is the result of the higher production.

          Development

          Primary development of underground footwall laterals and ramps totaled 13,438 feet, consisting of 9,870 feet at the Stillwater Mine and 3,578 feet at the East Boulder Mine, in the first quarter of 2006, well on track to achieve the Company’s 2006 goal of 40,000 feet.  Similarly, diamond drill footage in the first quarter of 2006 totaled 198,000 feet, representing 116,000 feet at the Stillwater Mine and 82,000 feet at the East Boulder Mine, in line with the goal of 600,000 feet for the year.

          Selective Mining

          Tonnage from captive cut and fill mining increased to 250 tons per day at the Stillwater Mine and to 70 tons per day at the East Boulder Mine, on track to achieve the Company’s goal of 550 tons per day by year-end.

          The Company’s realized prices per ounce for mine production in the first quarter of 2006 were $360 for palladium, and $811 for platinum, compared to $355 and $820, respectively, in the first quarter of 2005.  The Company’s combined average realized price per ounce of mine production sold for the first quarter of 2006 was $452.  The combined average market price per ounce for the first quarter of 2006 was $451 compared to $340 last year.  The Company’s combined realized price per ounce was partially constrained by ceiling prices on a portion of the Company’s platinum sales and by lower than market realizations on platinum forward sales.

          During the first quarter of 2006, the cost of metals sold from mine production was $44.4 million, compared to $45.7 million for the first quarter of 2005.  The decrease was mostly due to the 3% decrease in ounces sold between the periods.

          First quarter 2006 sales include 38,000 ounces of PGMs from recycling activities, and 63,000 ounces of palladium out of the inventory received in the 2003 Norilsk Nickel transaction.  Corresponding sales for the first quarter of 2005 were 36,000 ounces of PGMs from recycling activities and 110,000 ounces of the palladium received in the Norilsk Nickel transaction. The Company finished selling all of the palladium received in the 2003 Norilsk Nickel transaction in March 2006.

          FINANCES

          Revenues increased 9% to $140.0 million for the first quarter of 2006 compared with $128.4 million for the first quarter of 2005.  The $11.6 million increase was driven by growth in sales revenues of approximately $9.6 million in the Company’s recycling activities, offset by a $1.9 million decrease in sales revenue from mine production.  Sales of 38,000 ounces from recycling activities provided $34.7 million of added revenue in the first quarter, compared to $25.1 million in the same period of 2005 due to higher volumes and much higher realized PGM prices.  The sale of 63,000 ounces of palladium received in the 2003 Norilsk Nickel transaction contributed $17.6 million to revenue for the quarter, at an average realized palladium price of $278 per ounce, down from $20.4 million on sales of 110,000 ounces in the first quarter of 2005.  Additionally, the resale of 17,000 ounces of purchased platinum and rhodium added $25.4 million to 2006 first quarter revenues, reflecting higher realized PGM prices in 2006, compared to the resale of 19,000 ounces of purchased platinum and rhodium, which added $18.7 million to 2005 first quarter revenues.

          For the first three months of 2006, net cash provided by operating activities was $37.0 million, compared to $45.3 million for the comparable period of 2005.   The reduction in cash provided from operating activities between the first quarter of 2006 and the first quarter of 2005 is a result of the completion in the first quarter of 2006 of sales of the palladium received in the Norilsk Nickel transaction.

          Capital expenditures totaled $23.1 million in the first quarter of 2006, including $20.4 million incurred in connection with capitalized mine development activities, compared to a total of $17.5 million in the same period of 2005, which included $16.5 million capitalized mine development. During the first quarter of 2006 capital expenditures at the Stillwater Mine were $13.9 million of which $12.8 million was capitalized mine development and at the East Boulder Mine capital expenditures were $8.8 million of which $7.6 million was capitalized mine development.

          During the first quarter of 2006, the Company amended its primary credit facility to reduce the effective interest rate spread by 100 basis points, which will save approximately $1 million per year in interest expense.

          During the quarter, the Company made $9.5 million in principal payments on the Company’s debt and capital lease obligations.  As of March 31, 2006, $1.7 million of the long-term debt was classified as a current liability.

          At March 31, 2006, the Company has $100.1 million outstanding under its term loan facility bearing interest at approximately 6.875%.  The amount available under the Company’s revolving credit facility is $25.9 million at March 31, 2006, carrying an annual commitment fee of 0.75%.

          During the first quarter of 2006, cash, cash equivalents and other highly liquid cash investments increased by $4.2 million to a total of approximately $140.1 million at March 31, 2006, including $66.9 million of cash and cash equivalents and $73.3 million of highly liquid investments.

          At the end of the first quarter of 2006, managements’ review of internal controls over financial reporting indicates that two material weaknesses reported at December 31, 2005, relating to nickel by-product sales and financial statement review procedures have not yet been fully remedied. Management continues taking corrective action to remedy these issues.

          METALS MARKET

          During the first quarter of 2006, the market price of palladium averaged $292 per ounce, trading as high as $345 per ounce and as low as $265 per ounce, ending the quarter at $332 per ounce.  Platinum traded in a range from $1,084 per ounce to $962 per ounce and averaged $1,037 per ounce for the quarter ending it at $1,076 per ounce.  The combined average market price per ounce of palladium and platinum for the first quarter of 2006 was $451 compared to $340 for the first quarter of 2005.

          The strong PGM prices in 2006 reflect both underlying supply and demand fundamentals and a certain amount of speculative interest in the metals. Palladium markets, in particular, appear to be in transition at this time, as continuing demand growth and some new supply constraints have combined to lift prices well above the levels seen in 2005.

          Stillwater Mining Company will host its first quarter 2006 results conference call at 12:00 p.m. (noon) Eastern Time on May 1, 2006.  The conference call dial-in numbers are 888-428-4480 (U.S.) and 612-288-0318 (International).  The conference call will be simultaneously Web cast on the Internet via the Company’s Web site at www.stillwatermining.com.  To access the conference call on the Company’s Web site go to the Investor Relations Section under Presentations and click on the link to the Conference Call.  A replay of the conference call will be archived on the Company’s Web site or by a telephone replay, which is scheduled to begin on May 1, 2006 at 3:30 p.m. Eastern Time, dial-in numbers (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 827618, through May 8, 2006, ending at 11:59 p.m. Eastern Time.

          Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia.  The Company’s shares are traded on the New York Stock Exchange under the symbol SWC.  Information on Stillwater Mining Company can be found at its Web site:  www.stillwatermining.com.

          Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions. These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements.  Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management’s expectations, is found in the section entitled “Risk Factors” in the Company’s 2005 Annual Report on Form 10-K.  The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors.  Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company
Key Factors
(Unaudited)

	Three months ended
	March 31,

	2006	2005

OPERATING AND COST DATA FOR MINE PRODUCTION
Consolidated:
Ounces produced (000)
Palladium	113	111
Platinum	33	33
Total	146	144
Tons milled (000)	326	314
Mill head grade (ounce per ton)	0.49	0.51
Sub-grade tons milled (000)(1)	15	12
Sub-grade tons mill head grade (ounce per ton)	0.15	0.18
Total tons milled (000)(1)	341	326
Combined mill head grade (ounce per ton)	0.47	0.49
Total mill recovery (%)	91	91
Total operating costs (000)(Non-GAAP)(2)	$38,484	$38,793
Total cash costs (000) (Non-GAAP)(2)	$45,820	$45,437
Total production costs (000)(Non-GAAP)(2)	$66,778	$66,365
Total operating costs per ounce (Non-GAAP)(3)	$263	$268
Total cash costs per ounce (Non-GAAP)(3)	$313	$314
Total production costs per ounce (Non-GAAP)(3)	$457	$459
Total operating costs per ton milled (Non-GAAP)(3)	$113	$119
Total cash costs per ton milled (Non-GAAP)(3)	$134	$139
Total production costs per ton milled (Non-GAAP)(3)	$196	$204
Stillwater Mine:
Ounces produced (000)
Palladium	72	81
Platinum	21	24
Total	93	105
Tons milled (000)	176	197
Mill head grade (ounce per ton)	0.56	0.58
Sub-grade tons milled (000)(1)	15	12
Sub-grade tons mill head grade (ounce per ton)	0.15	0.18
Total tons milled (000)(1)	191	209
Combined mill head grade (ounce per ton)	0.53	0.55
Total mill recovery (%)	92	92
Total operating costs (000) (Non-GAAP)(2)	$24,381	$26,772
Total cash costs (000) (Non-GAAP) (2)	$29,096	$31,280
Total production costs (000) (Non-GAAP)(2)	$41,095	$45,372
Total operating costs per ounce (Non-GAAP)(3)	$262	$255
Total cash costs per ounce (Non-GAAP)(3)	$312	$298
Total production costs per ounce (Non-GAAP)(3)	$441	$432
Total operating costs per ton milled (Non-GAAP)(3)	$127	$128
Total cash costs per ton milled (Non-GAAP)(3)	$152	$150
Total production costs per ton milled (Non-GAAP)(3)	$215	$217

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

	Three months ended
	March 31,

	2006	2005

OPERATING AND COST DATA FOR MINE PRODUCTION
(Continued)
East Boulder Mine:
Ounces produced (000)
Palladium	41	30
Platinum	12	9
Total	53	39
Tons milled (000)	150	117
Mill head grade (ounce per ton)	0.39	0.39
Sub-grade tons milled (000)(1)	—	—
Sub-grade tons mill head grade (ounce per ton)	—	—
Total tons milled (000)(1)	150	117
Combined mill head grade (ounce per ton)	0.39	0.39
Total mill recovery (%)	90	89
Total operating costs (000) (Non-GAAP)(2)	$14,103	$12,021
Total cash costs (000) (Non-GAAP) (2)	$16,724	$14,157
Total production costs (000) (Non-GAAP)(2)	$25,683	$20,993
Total operating costs per ounce (Non-GAAP)(3)	$266	$305
Total cash costs per ounce (Non-GAAP)(3)	$315	$360
Total production costs per ounce (Non-GAAP)(3)	$484	$533
Total operating costs per ton milled (Non-GAAP)(3)	$94	$103
Total cash costs per ton milled (Non-GAAP)(3)	$112	$121
Total production costs per ton milled (Non-GAAP)(3)	$171	$179

1.	Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only.

2.

Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production).  Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes.  Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment writedowns, gain or loss on disposal of property, plant and equipment, restructuring costs, Norilsk Nickel transaction expenses and interest income and expense are not included in total operating costs, total cash costs or total production costs.  These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP).  Please see “Reconciliation of Non-GAAP Measures to Cost of Revenues” below for additional detail.

3.

Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations.  Please see “Reconciliation of Non-GAAP Measures to Cost of Revenues” below and the accompanying discussion.

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

	Three months ended March 31,

	2006	2005

SALES AND PRICE DATA
Ounces sold (000)
Mine Production:
Palladium	107	109
Platinum	29	31
Total	136	140
Other PGM activities:
Palladium	86	125
Platinum	23	25
Rhodium	10	13
Total	119	163
Total ounces sold	255	303
Average realized price per ounce(4)
Mine Production:
Palladium	$360	$355
Platinum	$811	$820
Combined	$452	$459
Other PGM activities:
Palladium	$278	$186
Platinum	$984	$852
Rhodium	$3,168	$1,481
Average market price per ounce(4)
Palladium	$292	$189
Platinum	$1,037	$864
Combined	$451	$340

4.

The Company’s average realized price represents revenues, including the effect of contractual floor and ceiling prices, hedging gains and losses realized on commodity instruments, and contract discounts, all divided by total ounces sold.  Prior period amounts have been adjusted to conform to the current period presentation. The average market price represents the average monthly London PM Fix for palladium, platinum and combined prices and Johnson Matthey quotation for rhodium prices for the actual months of the period.

          Reconciliation of Non-GAAP Measures to Cost of Revenues

          The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product.   Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed.  Consequently, while cost of revenues (a GAAP measure included in the Company’s Consolidated Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non- GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

          While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company’s mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies.  These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in cost of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to cost of revenues for each period shown is provided as part of the following tables, and a description of each non- GAAP measure is provided below.

          Total Cost of Revenues:  For the Company on a consolidated basis, this measure is equal to consolidated cost of revenues, as reported in the Consolidated Statement of Operations and Comprehensive Income/(Loss).  For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within cost of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated cost of revenues in proportion to the monthly volumes from each activity.  The resulting total cost of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to consolidated cost of revenues as reported in the Company’s Consolidated Statement of Operations and Comprehensive Income/(Loss).

          Total Production Costs (Non-GAAP):  Calculated as total cost of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, and timing differences resulting from changes in product inventories.  This non-GAAP measure provides a comparative measure of the total costs incurred in association with production and processing activities in a period, and may be compared to prior periods or between the Company’s mines.

          When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ton milled in that period.  Because of variability of ore grade in the Company’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces.  And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non- GAAP) and by the volume of tons produced and fed to the mill.

          When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ounce produced in that period.  Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

          Total Cash Costs (Non-GAAP):  This non-GAAP measure is calculated by excluding the depreciation and amortization and asset retirement costs from Total Production Costs (Non-GAAP) for each mine or consolidated.  The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period.

          When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per ton milled in that period.  Because of variability of ore grade in the Company’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces.  And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

          When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period.  Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

          Total Operating Costs (Non-GAAP):  This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company’s mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency.  Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations.

          When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per ton milled in that period.  Because of variability of ore grade in the Company’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces.  And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

          When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

          Reconciliation of Non-GAAP Measures to Costs of Revenues
          (in thousands)

	Three months ended March 31,

	2006	2005

Consolidated:
Reconciliation to consolidated costs of revenues:
Total operating costs (Non-GAAP)	$38,484	$38,793
Royalties, taxes and other	7,336	6,644
Total cash costs (Non-GAAP)	$45,820	$45,437
Asset retirement costs	158	82
Depreciation and amortization	19,910	17,456
Depreciation and amortization (in inventory)	890	3,390
Total production costs (Non-GAAP)	$66,778	$66,365
Change in product inventories	29,945	31,272
Costs of recycling activities	31,967	23,465
Recycling activities - depreciation	25	13
Add: Profit from recycling activities	3,326	1,900
Loss or (gain) on sale of assets and other costs	185	31
Total consolidated costs of revenues	$132,226	$123,046
Stillwater Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)	$24,381	$26,772
Royalties, taxes and other	4,715	4,508
Total cash costs (Non-GAAP)	$29,096	$31,280
Asset retirement costs	115	42
Depreciation and amortization	12,196	10,895
Depreciation and amortization (in inventory)	(312)	3,155
Total production costs (Non-GAAP)	$41,095	$45,372
Change in product inventories	(3,083)	(5,162)
Add: Profit from recycling activities	2,111	1,383
Loss or (gain) on sale of assets and other costs	157	9
Total costs of revenues	$40,280	$41,602
East Boulder Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)	$14,103	$12,021
Royalties, taxes and other	2,621	2,136
Total cash costs (Non-GAAP)	$16,724	$14,157
Asset retirement costs	43	40
Depreciation and amortization	7,714	6,561
Depreciation and amortization (in inventory)	1,202	235
Total production costs (Non-GAAP)	$25,683	$20,993
Change in product inventories	(2,873)	28
Add: Profit from recycling activities	1,215	517
Loss or (gain) on sale of assets and other costs	28	22
Total costs of revenues	$24,053	$21,560
Other PGM activities: (1)
Reconciliation to costs of revenues:
Change in product inventories	$35,901	$36,406
Recycling activities - depreciation	25	13
Costs of recycling activities	31,967	23,465
Total costs of revenues	$67,893	$59,884

(1)	Other PGM activities include recycling and sales of palladium received in the Norilsk Nickel transaction and other.

Stillwater Mining Company
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)

	Three months ended March 31,

	2006	2005

Revenues
Mine production	$62,274	$64,189
PGM recycling	34,675	25,109
Sales of palladium received in the Norilsk Nickel transaction and other	43,010	39,079
Total revenues	139,959	128,377
Costs and expenses
Cost of metals sold
Mine production	44,422	45,675
PGM recycling	31,967	23,465
Sales of palladium received in Norilsk Nickel transaction and other	35,902	36,437
Total costs of metals sold	112,291	105,577
Depreciation and amortization
Mine production	19,910	17,456
PGM recycling	25	13
Total depreciation and amortization	19,935	17,469
Total costs of revenues	132,226	123,046
General and administrative	6,305	4,751
Total costs and expenses	138,531	127,797
Operating income	1,428	580
Other income (expense)
Interest income	1,984	1,014
Interest expense	(2,805)	(2,802)
Income (loss) before income taxes	607	(1,208)
Income tax provision	(10)	(3)
Net income (loss)	$597	$(1,211)
Other comprehensive income (loss), net of tax	(16,550)	261
Comprehensive loss	$(15,953)	$(950)
Weighted average common shares outstanding
Basic	91,054	90,491
Diluted	91,538	90,491
Basic earnings (loss) per share
Net income (loss)	$0.01	$(0.01)
Diluted earnings (loss) per share
Net income (loss)	$0.01	$(0.01)

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	March 31, 2006	December 31, 2005

ASSETS
Current assets
Cash and cash equivalents	$66,875	$80,260
Restricted cash	2,685	2,685
Investments, at fair market value	73,271	55,668
Inventories	90,506	86,634
Accounts receivable	12,434	27,287
Deferred income taxes	2,464	5,313
Other current assets	13,127	11,064
Total current assets	261,362	268,911
Property, plant and equipment (net of $160,827 accumulated depreciation and amortization)	447,176	445,199
Other noncurrent assets	10,472	7,347
Total assets	$719,010	$721,457
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,516	$14,407
Accrued payroll and benefits	18,371	17,801
Property, production and franchise taxes payable	8,618	9,542
Current portion of long-term debt and capital lease obligations	1,663	1,776
Portion of debt repayable upon liquidation of finished palladium in inventory	—	7,324
Fair value of derivative instruments	24,573	13,284
Other current liabilities	8,061	4,953
Total current liabilities	74,802	69,087
Long-term debt and capital lease obligations	130,290	132,307
Fair value of derivative instruments	9,740	4,318
Deferred income taxes	2,464	5,313
Other noncurrent liabilities	22,012	16,888
Total liabilities	$239,308	$227,913
Stockholders’ equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	$—	$—
Common stock, $0.01 par value, 200,000,000 shares authorized; 91,111,979 and 90,992,045 shares issued and outstanding	911	910
Paid-in capital	609,938	607,828
Accumulated deficit	(97,195)	(97,792)
Accumulated other comprehensive loss	(33,952)	(17,402)
Total stockholders’ equity	479,702	493,544
Total liabilities and stockholders’ equity	$719,010	$721,457

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three months ended March 31,

	2006	2005

Cash flows from operating activities
Net income (loss)	$597	$(1,211)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	19,935	17,469
Lower of cost or market inventory adjustment	1,098	—
Loss on disposal of property, plant and equipment	185	—
Stock issued under employee benefit plans	1,313	1,127
Amortization of debt issuance costs	185	155
Share based compensation	595	389
Changes in operating assets and liabilities
Inventories	(4,080)	24,802
Accounts receivable	14,853	(1,000)
Accounts payable	(891)	(501)
Other	3,165	4,099
Net cash provided by operating activities	36,955	45,329
Cash flows from investing activities
Capital expenditures	(23,124)	(17,467)
Proceeds from disposal of property, plant and equipment	56	—
Purchases of investments	(48,160)	(16,230)
Proceeds from maturities of investments	30,718	11,150
Net cash used in investing activities	(40,510)	(22,547)
Cash flows from financing activities
Payments on long-term debt and capital lease obligations	(9,454)	(453)
Payments for debt issuance costs	(579)	—
Issuance of common stock, net of stock issue costs	203	8
Net cash used in financing activities	(9,830)	(445)
Cash and cash equivalents
Net increase (decrease)	(13,385)	22,337
Balance at beginning of period	80,260	96,052
Balance at end of period	$66,875	$118,389

SOURCE  Stillwater Mining Company
          -0-                                                       04/27/2006
          /CONTACT:  John W. Pearson of Stillwater Mining Company, +1-406-373-8742/
          /Web site:  http://www.stillwatermining.com /
          (SWC)